PRODUCT & MARKET DEVELOPMENT AGREEMENT

                                 by and between

Xerus Inc.                                               Tirex Canada R&D Inc.
1210 Cure Poirier Est                 and                3828 St. Patrick Street
Suite 301                                                Montreal, Quebec
Longueuil, Quebec                                        Canada H4E 1A4
Canada  J4J 5J2

referred to hereinafter                                  referred to hereinafter
as "Xerus"                                               as "Tirex"


Whereas Tirex has developed a unique technology for recycling waste tires through a cryogenic process and a patented disintegration process, hereinafter referred to as the "TCS System", and

Whereas Xerus is a company, the owners of which have special expertise and experience in the coordination and integration of key value-adding activities associated with introducing recycled materials into new and existing products and production systems and marketing cycles. These activities range from developing new applications from selected raw materials to the marketing of products that could contain recycled materials such as recycled rubber and thermoplastics, and

Whereas Xerus and Tirex agree that scrap tires represent a valuable resource, this being raw materials consisting primarily of their rubber content, for subsequent processing into other new products, and

Whereas Tirex recognizes that, in conjunction with its short and medium-term sales objectives respecting sales of TCS Systems, it is important to aggressively pursue the development and marketing of high value-added recycled rubber-based products while, and

Whereas Tirex recognizes the importance of participating in such development projects in collaboration with persons, not necessarily related to Tirex, and having particular expertise in the domain to accomplish these objectives.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties, intending to be legally bound, agree as follows:


1.       PURPOSE OF THE AGREEMENT

         The purpose of this Agreement is to establish the basis of an investment partnership and working relationship between Xerus and Tirex since it is in their mutual interest to engage in collaborative efforts to develop new products, applications and markets in a timely manner for recycled rubber, as well as for other polymer based materials such as thermoplastics and thermosets.

                                                                     Page 1 of 9
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 Xerus-Tirex Agreement

2.       SCOPE OF ACTIVITIES

         2.1 Xerus's main endeavours will include, without being limited to, the following :

                  2.1.1 Development of rubber and plastic compound formulations and technologies not necessarily based on tire derived crumb rubber.

                  2.1.2 Testing and property evaluation with various critical variables so as to optimize cost performance results and minimize production cycles, using as a starting point all information available from competing technologies; physical, chemical and mechanical property optimization, first on small scale basis and then on a full commercial basis;

                  2.1.3 Management of all manufacturing and marketing activities for developed applications, including identifying and concluding agreements with equipment sources, raw material producers, transporters, compounders (mostly as sub-contracting activities) and end product users;

                  2.1.4     Establishment of costing systems;

                  2.1.5 Development of worldwide alliances to promote product marketability.

3.       SHAREHOLDERS' AGREEMENT

         3.1 The investment by Tirex in Xerus, Inc. shall be subject to and conditional upon a Shareholders' Agreement which will contain at least the following Articles.

         3.2 The capital structure of Xerus will contain at least three classes of shares, these being:

                  3.2.1     Common shares

                  3.2.2     Class "A" Non-Voting Preferred shares

                  3.2.3     Rollover shares

         3.3 The Shareholders Agreement and Share Conditions and other corporate documents will contain, without limitation, at least the following:

                  3.3.1     With respect to the Common Shares:

                       3.3.1.1 In the event of death, disability, voluntary withdrawal from Xerus, bankruptcy or other act of insolvency by any of the shareholders, or Just Cause Termination with respect to any of the shareholders, hereinafter referred to as the "departing shareholder", and where there is not a third party identified as a possible acquiror of the shares of the departing shareholder, there shall be articles requiring a first round offering of the shares of the departing shareholder to the remaining shareholders in proportion to their ownership of common shares as a function of all of the shares outstanding with the exception of the shares of the

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                                   departing shareholder, followed by a second
                                   round offering of any remaining shares, if any, to any remaining shareholder in any proportion and finally, should there be any remaining shares after the second round, Xerus will purchase for cancellation any such remaining shares from the departing shareholder. In the case of withdrawal as a result of Just Cause Termination, the price shall be the Net Book Value per share prior to the first round offering of the shares to the remaining shareholders. In all other cases, the price per share shall be deemed to be the sum of the shareholders's equity prior to the first round offering of shares plus an amount equal to the excess of the previous complete fiscal year earnings after tax minus ten per cent (10%) of the average shareholders' equity throughout the year in which the earnings after tax were recorded, the remainder being multiplied by five (5), the result being divided by the total number of shares issued and outstanding prior to the first round offering to the remaining shareholders.

                       3.3.1.2 In the event voluntary withdrawal from Xerus, hereinafter referred to as the "voluntary departing shareholder", and where there is a third party identified as a possible acquiror of the shares of the voluntary departing shareholder, there shall be articles requiring prior offering for a period of thirty (30) calendar days to the remaining shareholders at a price equal to or better than the price offered by the proposed third party acquiror for the shares of the voluntary departing shareholder, and that the price offered by the third party shall be documented in writing in a formal offer of purchase.

                  3.3.2 The Class "A" Non-Voting Preferred shares will have attributed to them the following rights and privileges:

                       3.3.2.1 Priority over the common shares as to dividends and assets upon liquidation, whether voluntary or involuntary liquidation.

                       3.3.2.2 A dividend at an annual rate to be determined by unanimous consent of the shareholders, as well as any preferred features including, without limitation, redemption, cumulativeness of dividends, interest payable on unpaid preferred dividends, capitalization of interest payable into either preferred or common shares, and acquisition of voting rights in circumstances to be decided upon by the shareholders.

                       3.3.2.3 No payment of common dividends until all cumulative preferred dividends will have either been paid or converted to share capital.

         3.4 The parties to this Agreement agree that if, on the advice of legal counsel, it would be preferable to accept variations from the preceding sub-articles of Article 3, without significantly modifying the intent, such acceptance can be accomplished without having to amend the present agreement.

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 Xerus-Tirex Agreement

4.       INITIAL INVESTMENT IN XERUS

         4.1 Tirex agrees to subscribe to that number of common shares which will provide Tirex with a 15% ownership in Xerus for a total compensation of US$150,000..

         4.2 The payment for the shares to be issued under Article 4.1 preceding shall be completed within three months following the date of signing of this agreement on terms to be agreed upon by the shareholders.

5.       OPTION TO PURCHASE ADDITIONAL SHARES

         5.1 Xerus grants to The Tirex Corporation an option to purchase such number of additional common shares in Xerus that Tirex would own 25% of Xerus on a post-purchase basis. The shares which might be purchased under this option shall be the same price per share as the price per share of the initial Tirex investment. The option will be valid for a period of two years following the date of signature of this Agreement. For greater certainty, the additional ten percentage points of ownership in Xerus which Tirex might purchase under this option will cost US$100,000.

         5.2 The parties agree to negotiate any additional purchase of shares of Xerus by The Tirex Corporation, beyond the shares contemplated in Article 5.1 preceding and that Tirex shall have the right during the two-year period following the date the present Agreement was signed to require such negotiations to take place. The parties agree that, if as a result of such negotiations, Tirex would acquire absolute control of Xerus, the other shareholders will have the right to demand and, should such demand be made, Tirex would have the obligation to negotiate with each and all of the demanding remaining shareholders the purchase of any remaining shares held by the demanding shareholders.

6.       OBLIGATIONS OF THE PARTIES

         Projects undertaken by Xerus will normally be initiated by one or more of the shareholders and/or shareholders key contact network;

         6.1 Where, in the opinion of Tirex, product development and research and development efforts fall within the scope of expertise of Xerus, with the exception of research and development respecting TCS Systems, Tirex agrees to offer to Xerus for a period of sixty (60) days a right of first refusal to undertake such product development and research and development on terms competitive with such terms as Tirex would, with demonstrable proof thereof, be able to secure from third parties.

         6.2 With respect to any product or process development undertaken by Xerus at the documented request of Tirex, Xerus agrees that any intellectual property relating to such products and processes involving tire derived crumb rubber shall accrue to Tirex;

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 Xerus-Tirex Agreement

         6.3 With respect to any product or process development undertaken by Xerus at the documented request of Tirex, Xerus agrees that Tirex shall be able to claim all tax credits and/or financial assistance from various public programs for research and development activities;

         6.4 Tirex agrees to provide to Xerus, for sixty (60) days following the completion of product development or research and development activities in respect of a product or process, excluding research and development related to TCS Systems, a right of first refusal regarding the marketing rights with respect to such products or processes related to crumb rubber.

         6.5 Xerus agrees that, in the event it exercises its right of first refusal under Article 6.4 preceding, the rights conferred upon Xerus will be specific as to territory and duration and will contain performance clauses which, if unmet by Xerus, will confer upon Tirex the indisputable and final right to rescind such marketing rights in whole or in part or reduce their scope in terms of territory, duration and degree of exclusivity. Xerus acknowledges and accepts that Tirex will have an unfettered right to market or cause to be marketed by others such products or processes developed by Xerus in such countries or regions which are beyond the territory for which Xerus will have been granted an exclusive marketing right.

         6.5 With respect to those products or processes for which Xerus will have exercised a right of first refusal, and wishes to have manufacturing of such products undertaken by a third party, Xerus will first offer a sixty (60) day right of first refusal to Tirex to undertake such manufacturing operations.

         6.6 With respect to those products or processes for which Xerus will have exercised a right of first refusal, and will have undertaken manufacturing or, subject to Article 6.5 preceding, will have caused to have manufacturing undertaken by a third party, Xerus agrees to provide to Tirex a right of first refusal with respect to providing any and all crumb rubber for inclusion in those products to be produced for its customer contracts..

         6.7 Xerus agrees to provide to Tirex a right of first refusal with respect to providing any and all crumb rubber for inclusion in its and research and development efforts.

         6.8 The selling price of the crumb rubber which Tirex may choose to sell to Xerus shall be mutually agreed upon outside the parameters of this Agreement as a function of current and future market conditions with respect to rubber crumb of similar specifications and quality and adjusted for premiums on price where rubber crumb of similar quality is not available.

7.       BOARD OF DIRECTORS

         7.1 The Board of Directors shall consist of a minimum of three and a maximum of ten directors. The parties have agreed that the initial composition of the Board of Directors will consist of three members. The parties further agree that each shareholder will have the right to elect one-third of the members of the Board of Directors.

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 Xerus-Tirex Agreement


         7.2 The number of Directors may be modified from time to time by unanimous vote of the common shareholders of Xerus.

         7.3 Xerus agrees that for as long as Tirex or persons affiliated with Tirex, other than shareholders of The Tirex Corporation owning less than 15% of the issued and outstanding shares of The Tirex Corporation, own at least 15% of the voting shares of Xerus, and for as long as Tirex or persons related to Tirex, other than shareholders of The Tirex Corporation owning less than 15% of the issued and outstanding shares of The Tirex Corporation, own Preferred Shares of Xerus which have neither been redeemed nor converted into common shares, Tirex will have the right to appoint a minimum of one-third of the members of the Board of Directors of Xerus.

8.       DURATION

         8.1 The initial duration of this Agreement shall be for a period of three years starting on the date of signature of this Agreement and, in the absence of renewal as specified in 9.2 following, will terminate on the last day of the month in which the third anniversary of its signing occurs. However, the provisions of Article 10 following (Confidentiality), and the Shareholders' Agreement will each survive the termination of this Agreement for an additional period of three years following the date this Agreement would have been terminated.

         8.2 This Agreement will be renewed automatically for successive one-year periods unless written notice is given by one party to the other party at least ninety (90) days prior to the expiry date or the renewed expiry date, as the case may be.

9.       TERMINATION

         9.1 Tirex shall have the right to unilaterally terminate this Agreement on thirty days written notice at any time in the event that the Other Shareholders of Xerus willingly undertake actions, legal or illegal, which would cause material harm to Tirex or its shareholders, and where the effect of such actions should have been predictable by an experienced and prudent businessperson ("Just Cause Termination").

         9.2 The provisions of this Article 9 shall apply "mutatis mutandis" in such circumstances where one or more of the other shareholders of Xerus is or are the offended party or parties.

         9.3 To be effective, Notice of Just Cause Termination must be delivered by Registered Mail, Courier Service, or by hand by a duly authorized director or officer of Tirex or by a court official, or such other person authorized in writing by a director or officer of Tirex to deliver such Notice of Termination for Just Cause.

         9.4 In the event that Tirex serves notice of Just Cause Termination, as provided for in Article 9.2 preceding, one or all of the Other Shareholders shall have the right to appeal

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 Xerus-Tirex Agreement

                  such termination before the Board of Directors of Tirex in a meeting to be held no later than three weeks after the date the notice of Just Cause Termination was delivered. In the event that the terminated shareholder is dissatisfied with the hearing before the Board of Directors of The Tirex Corporation, the parties agree to invoke Article 12.1 (Disputes...Arbitration) for final resolution of the issues which gave rise to the serving of notice under Article 9.3 of Just Cause Termination.

         9.5 Termination for cause shall mean termination by Tirex of this Agreement for reason of wilful dishonesty towards, fraud upon, or deliberate injury or attempted injury to Tirex by the Other Shareholders of Xerus, either individually or collectively, or by reason of their wilful material breach of this Agreement which has resulted in material injury to Tirex. For purposes of this paragraph, no act or failure to act on the part of the Other Shareholders, either individual or collectively, shall be considered "wilful" or "deliberate" unless done or omitted to be done by them, alone or collectively, not in good faith and without reasonable belief that their action or omission was in the best interest of Tirex. For greater certainty, but without limitation, "Just Cause Termination" shall include any illegal acts of such severity as to negatively affect the image of Tirex, the promotion or support of a hostile takeover bid of Tirex, and the dissemination of false information respecting the operating and financial capabilities of Tirex.

         9.6 In the event that Tirex terminates this Agreement under the terms of Article 9.2 preceding, Tirex shall have the right to acquire the voting shares of the Other Shareholders at a mutually agreed upon market price.

         9.7 In the event that the Other Shareholders, individually or collectively, voluntarily wish to terminate this Agreement, Tirex shall have the right to acquire the voting shares of the Other Shareholders in accordance with Articles 3.3.1.1 and
                  3.3.1.2 of this Agreement.


10.      EXCHANGE OF INFORMATION

         10.1 During the term of this Agreement, it is understood that certain information, both of a technical nature and of a general nature, will be disclosed by each party to the other party (the "receiving party") which the disclosing party might consider to be confidential (the "information").

         10.2 The parties agree that, subject to Article 10. 6, all documents and will be deemed to be confidential unless indicated otherwise by the disclosing party.

         10.3 It is also understood that both parties agree to keep confidential all of such information and any other information which the parties may obtain during the term of this Agreement.

         10.4 By signing this Agreement, the parties shall be deemed to have acknowledged, for all legal purposes, that all right, title and interest in and to any documents, drawings, files and samples supplied by one party to the other party, and any

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Xerus-Tirex Agreement

                  other information of a proprietary nature is and shall remain the exclusive property of the disclosing party and shall be held in trust and confidence by the receiving party, and shall not be used by the receiving party in any manner whatsoever except as reasonably required to undertake the terms of this Agreement.

         10.5 It is further understood that each party will use all reasonable efforts to protect the other party's interest in the information and keep it confidential to the same degree of care that the receiving party would be reasonably expected to employ for its own confidential information. Furthermore, the information shall not be copied, reproduced in any form, or stored in a retrievable system or database by the receiving party without the prior written consent of the disclosing party. It is also understood that the receiving party will, upon the request of the disclosing party, immediately return to the disclosing party all information and all copies thereof, and delete the information from all retrievable systems and databases.

         10.6 The obligations set forth herein shall not apply to either of the parties and neither of the parties shall not be liable for disclosure or use of information which:

                  o is or becomes available to the public from a source other than from the receiving party before or during the term of this agreement, it being understood that it shall be the burden of the receiving party to establish such public availability and the source of such information;

                  o is authorized for release in writing by the disclosing party; or

                  o is known by the receiving party prior to disclosure to the receiving party, provided that the receiving party can establish such prior knowledge by reasonable documentary evidence pre-dating such disclosures.

                  o is lawfully obtained by the receiving party from a third party;

         10.7 The parties mutually agree to safeguard as each other's commercial secrets, without limitation, all price information, product costing information, customer lists, quotations, discount sheets, technical data, financial information not normally disclosed to the general public and which, if disclosed to third parties, would cause material financial hardship to the other party, with the exception of disclosures which may be required by law or judicial procedure, regardless of the format of the information, electronic, verbal or written, respecting the Products and Services transferred or disclosed by one party to the other, and will not permit the unauthorized use or disclosure of such information in any way which would be detrimental to any of the parties to this Agreement.

         10.8 Due to the valuable and proprietary nature of the information to the parties, the obligations assumed by the parties shall be unlimited territory. This Article 10 shall not be modified, except by a further written agreement executed by both of the parties.

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Xerus-Tirex Agreement

11.      JURISDICTION OF THE AGREEMENT

         11.1 This Agreement shall be governed by and subject to the laws of the Province of Quebec.

12.      DISPUTES

         12.1 In the event of differences in interpretation or litigation regarding this Agreement, the parties mutually agree to submit such differences or litigation to a mutually agreed upon arbitrator for resolution of the dispute or litigation, the decision of which will be binding on all parties.

13.      LANGUAGE OF THE AGREEMENT

         13.1 The parties have agreed that the present document be written in English. Les parties conviennent que le present document soit redige en anglais.


14.      AUTHORIZATION TO PUBLICIZE

         14.1 The parties all agree that the information contained in this document may be rendered public by any of the parties thereto, preceding or following the final signatures of the legal versions thereof.

Signed in Montreal, Quebec this_____ Day of _____________________________, 2001.

For and on behalf of :                                 For and on behalf of:
Xerus Inc.                                             The Tirex Corporation




--------------------------------                       ------------------------
Mr. Andre Valois                                       Mr. John L. Threshie Jr.
President                                              President






--------------------------------                       ------------------------
Mr. Michel DeBlois                                     Mr. Louis V. Muro
Vice-President, Xerus                                  Vice-President & Director


                                                                    Page 9 of 9